Exhibit 8.2

SOLOMON AND WEINBERG LLP

attorneys at law

900 THIRD AVENUE

NEW YORK,  NEW YORK  10022

212.605.1000

FACSIMILE  212.605.0999

SOLOMON AND WEINBERG
TWO UNIVERSITY PLAZA
HACKENSACK, NEW JERSEY 07601
201.487.6800
FACSIMILE 201.487.6633

October 17, 2006

SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

Re:     Merger of Reckson Associates Realty Corp. and Wyoming
Acquisition Corp.

Ladies and Gentlemen:

We have acted as tax counsel to SL Green Realty Corp., a Maryland corporation (“Parent”), in connection with the proposed merger (the “Merger”) of Reckson Associates Realty Corp., a Maryland corporation (“Reckson”), with and into Wyoming Acquisition Corp., a Maryland corporation (“Purchaser”), and the proposed merger (the “Partnership Merger”) of Wyoming Acquisition Partnership LP, a Delaware limited partnership (“Wyoming Acquisition LP”), with and into Reckson Operating Partnership, L.P., a Delaware limited partnership (“Reckson Operating Partnership”), pursuant to that certain Agreement and Plan of Merger, dated as of August 3, 2006, by and among Parent, Purchaser, Wyoming Acquisition GP LLC, a Delaware limited liability company, Wyoming Acquisition LP, Reckson and Reckson Operating Partnership and as described in the registration statement of Parent on Form S-4 (file number 333-136152) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 18, 2006, as amended as of the date hereof, together with the documents incorporated by reference therein and the proxy statement of Reckson and prospectus of Parent contained therein (the “Registration Statement”).  Except as otherwise indicated, capitalized terms used in this letter have the meanings given to them in the Registration Statement.

The opinions expressed below are based, in part, upon (i) various assumptions and factual representations, including those factual representations set forth in the Registration Statement and those set forth in a letter delivered to us by Parent today (the “Representation Letter”), (ii) the opinion of Clifford Chance US LLP, dated as of today (the “Clifford Chance Opinion”), regarding the qualification of Gramercy Capital Corp. as a real estate investment trust (a “REIT”) for federal income tax purposes, (iii) the opinion of Pillsbury Winthrop Shaw Pittman LLP, dated as of today (the “Pillsbury Opinion”), regarding the qualification of Rock-Green, Inc. as a REIT for federal income tax purposes, and (iv) our review of such other documents as we have considered necessary or appropriate as a basis for rendering this opinion.  We have not made any independent investigation of the facts set forth in any of these documents.  We are not, however, aware of any material facts or circumstances contrary to or inconsistent with the representations we have relied upon as described herein or other assumptions set forth herein.  We have assumed that all representations made in the Representation Letter to the best of the knowledge of any person are true, correct and complete as if made without such qualification.  We have also assumed that the assumptions underlying the Clifford Chance Opinion and the Pillsbury Opinion are true and correct.

The opinions expressed below are also based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (including temporary and proposed regulations) and existing administrative and judicial interpretations thereof (including private letter rulings issued by the Internal Revenue Service (the “IRS”), which are not binding on the IRS except with respect to a taxpayer receiving such a ruling), all as they exist on the date hereof.  All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect.  Any changes to the foregoing authorities might result in modifications of our opinions contained herein.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

Based on the foregoing, we are of the opinion that:

(i)                                                             commencing with Parent’s taxable year ended December 31, 2000, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of Parent will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

(ii)                                                          the statements contained in the Registration Statement under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS — Material United States Federal Income Tax Considerations Applicable to Holders of SL Green Common Stock” that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

We express no opinions with respect to the transactions described herein or in the Registration Statement other than the opinions expressly set forth herein.  Furthermore, Parent’s qualification as a REIT depends upon Parent’s meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT.  We will not review these operations, and no assurance can be given that the actual operations of Parent and its affiliates will meet these requirements or the representations made to us with respect thereto for any taxable year.

This opinion letter is furnished to you solely for your use in connection with the Registration Statement and speaks as of the date hereof.  This opinion letter may not be relied upon by you for any other purpose, or relied upon by any other person or entity for any purpose, without our prior written consent.  We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to our firm name in the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SOLOMON AND WEINBERG LLP